Exhibit 10.14.3

THIRD AMENDMENT

TO THE NCR OFFICER PLAN

AMENDMENT TO THE NCR OFFICER PLAN (the “Plan”) as restated and in effect January 1, 1997 by NCR Corporation (“NCR”).

WHEREAS, the Plan was amended and restated effective January 1, 1997, and amended by a First Amendment that closed the Plan to new Participants effective September 1, 2004, and a Second Amendment effective January 1, 2006; and

WHEREAS, NCR desires to amend the Plan to cease accruals as of December 31, 2006 and to make other technical corrections;

NOW, THEREFORE, NCR does hereby amend the Plan, effective December 31, 2006, as follows:

1.	Section 3.1, Benefit, is hereby amended by the addition of the following new sentence:

“Effective December 31, 2006, no additional benefits shall accrue under the Plan, and the calculation of benefits accrued as of December 31, 2006 shall be based on service, compensation and the Retirement Offset determined as of such date.”

2.	The first sentence of Section 3.2(c), Retirement Offset, is hereby amended to read as follows:

“The “Retirement Offset” means the annual amount, expressed as a life annuity, of any employer-provided pension paid to a Participant under the Pension Plan or any other defined benefit pension plan of the Company, attributable to the Participant’s Officer Service, including any amount payable to a Participant from his or her PensionPlus benefit under the Pension Plan, except that the PensionPlus benefit shall be excluded for Participants who were participants in the Pension Plan prior to June 1, 2002—for such Participants, only the Basic Monthly Benefit (as defined in the Pension Plan) shall be included in the Retirement Offset.”

3.	Section 4.1 Form of Distribution is hereby amended in its entirety to read as follows:

“4.1 Form of Distribution. The benefit to which a Participant is entitled from the Plan shall be paid as elected by the Participant at least one year prior to the commencement date, or at such time as required to comply with Section 409A of the Internal Revenue Code, as either a single life annuity, or a 50%, 75% or 100% joint and survivor annuity with the Participant’s legal spouse on the date of commencement of benefits as the joint annuitant. If an election is not made within the required time, an unmarried Participant shall receive payment as a single life annuity, and a married Participant shall receive payment in the form of a 50% joint and survivor annuity. If the Participant elects a joint and survivor annuity, the Participant’s benefit will be actuarially adjusted using the applicable actuarial assumptions in effect for the Pension Plan as of the date of benefit commencement. The actuarial reduction shall apply after the benefit calculation described in Section 3.1 is completed, including application of the Retirement Offset, and after application of the early retirement reduction factor, if applicable.”

4.	Section 4.2 Commencement of Benefits is hereby amended in its entirety to read as follows:

“4.2 Commencement of Benefits. A Participant’s benefit from this Plan shall commence on the later of (1) attainment of age 55, or (b) the Participant’s date of termination of employment with the Company.”

5.	The conversion tables for determining joint and survivor benefits in Appendix A are hereby deleted.

IN WITNESS WHEREOF, NCR has caused this amendment to the Plan to be executed this 18th day of December, 2006.

FOR NCR CORPORATION

By:	/s/ Bridie Fanning
Bridie Fanning
Senior Vice President, Human Resources